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                                                                      Exhibit 11
                          THE TORO COMPANY AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER COMMON SHARE
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  Three Months Ended
                                                              ---------------------------
                                                               January 31,    February 2,
                                                                  1997           1996
                                                              ------------   ------------
Net earnings . . . . . . . . . . . . . . . . . . . . . . .    $      2,491   $      8,498
                                                              ------------   ------------


Primary:
     Shares of common stock and common
     stock equivalents:
        Weighted average number of common shares
         outstanding . . . . . . . . . . . . . . . . . . .      12,085,519     12,219,360
        Dilutive effect of outstanding
         stock options (1) . . . . . . . . . . . . . . . .         376,581        442,857
                                                              ------------   ------------
                                                                12,462,100     12,662,217
                                                              ------------   ------------

     Net earnings per share of common stock
       and common stock equivalent . . . . . . . . . . . .     $      0.20    $      0.67
                                                              ------------   ------------

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1)    Outstanding stock options and options exercised in the current period are converted to common stock equivalents by the treasury stock method using the average market price of the company's stock during each period.